FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES UNAUDITED
FIRST QUARTER 2006 RESULTS

Company Declares Cash Dividend of $0.57 Per Share

HAMILTON, BERMUDA – April 27, 2006 – Arlington Tankers Ltd. (NYSE: ATB) today announced unaudited financial results for the first quarter ended March 31, 2006. For the quarter ended March 31, 2006, the Company’s total revenues were $17.2 million, consisting of $15.8 million in basic vessel charter hire and $1.4 million in additional charter hire that the Company received under its profit sharing arrangements. Revenues increased over the fourth quarter of 2005 by almost $3 million principally due to the Company’s purchase of two new Product tankers in early January 2006.
On the basis of the first quarter results from operations, Arlington’s Board of Directors has declared a cash dividend of $0.57 per share. The dividend is payable on May 9, 2006 to shareholders of record at the close of business on May 5, 2006.
First Quarter Results
The additional charter hire earned during the first quarter of 2006 was derived from profit sharing arrangements under the time charters of the Company’s V-Max, Panamax and Product vessels. Of the $1.4 million in additional hire, $610,000 was attributed to contractually guaranteed profit sharing for the two V-MAX vessels. The remaining $790,000 was attributed to our Panamax and Product tankers. Average time charter equivalent rates for the Panamax and Product tankers under profit sharing agreements in the first quarter continued at levels above the guaranteed time charter levels for the vessels.
The Company’s operating expenses during the first quarter of 2006, including depreciation costs of $4.0 million and general and administrative expenses of $741,000, were $9.4 million. General and administrative expenses for the first quarter include approximately $223,000 of expenses associated with the previously announced purchase of two new Product tankers.

The Company’s interest expense, net of interest income for the first quarter of 2006, was $3.2 million. This expense represents interest under the Company’s $229.5 million, five-year, secured credit facility with The Royal Bank of Scotland plc.
The Company’s net income for the first quarter of 2006 was $8.8 million, or $0.57 per share. Included in net income for the quarter was an unrealized gain of $4.2 million, which contributed $0.27 per share to the Company’s earnings per share during the first quarter, and represented the fair value of the Company’s interest rate swap arrangement related to its $229.5 million, five-year, secured credit facility with The Royal Bank of Scotland plc.
Business Update
All of Arlington’s vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The remaining fixed term of the charters varies by vessel between 3 and 5 years, inclusive of the January 5, 2006 amendments to the time charter arrangements. There are also options to extend the terms.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, six of the vessels have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. The possibility of additional hire to the Company does not apply during periods in a quarter when the vessels are not in service, such as during a routine maintenance drydocking period. Tanker freight rates are volatile and additional charter hire for Panamax and Product tankers is not guaranteed.
“Average spot market returns from profit sharing arrangements remained above our guaranteed charter hire levels for the fleet in the first quarter” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington. “Additionally, the profit sharing arrangements in the first quarter, and for the balance of the charter periods, will now be calculated using the preceding twelve month time charter equivalent spot market rate averages in determining any profit sharing pertaining to the quarter. This is expected to result in less dependency on the current quarter spot market averages in determining if the Company will benefit from any additional hire revenue from the fleet.”
Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s board of directors. The Company is maintaining its estimate included in its Annual Report on Form 10-K, filed on March 13, 2006, that the amount of cash available for dividends for fiscal 2006 will be approximately $2.19 per share.
The Company expects to announce its next dividend on July 27, 2006 and to pay that dividend on or about August 9, 2006.
About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately two years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward- looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward- looking statements.
Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	March 31, 2006	March 31, 2005

Revenue	$17,244	$14,292

Operating expenses:
Vessel operating expenses	4,722	3,339
Depreciation	3,977	3,098
Administrative expenses	741	420

Total operating expenses	9,440	6,857

Operating Income	7,804	7,435

Other income (expenses):
Interest income	144	38
Interest expense	(3,300)	(1,661)
Unrealized gain on interest rate swap	4,181	—

Other income (expenses), net	1,025	(1,623)

Net income	$8,829	$5,812

Net income per share	$0.57	$0.37

Weighted average shares outstanding	15,500,000	15,500,000

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$10,913	$11,839
Short-term investments	4,800	2,500
Accounts receivables	1,399	1,601
Prepaid expenses and accrued income	279	283

Total current assets	17,391	16,223

Vessels, net	357,054	269,031
Deferred debt issuance costs	1,135	1,193
Fair value of interest rate swap	2,022	—

Total assets	$377,602	$286,447

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$671	$2,399
Unearned revenue	2,165	2,237

Total current liabilities	2,836	4,636

Interest rate swap agreement at fair value	—	2,160
Long term debt	229,500	135,000

Total liabilities	232,336	141,796

Shareholders’ equity	145,266	144,651

Total liabilities and shareholders’ equity	$377,602	$286,447